PROSPECTUS and	PRICING SUPPLEMENT NO. 4
PROSPECTUS SUPPLEMENT, each	Dated July 7, 2011
Dated April 21, 2011	Registration Statement No. 333-173672
Filed Pursuant to Rule 424(b)(2)

U.S. $15,150,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES E

Due from 9 Months to 30 Years from Date of Issue

$150,000,000 Floating-Rate Senior Notes Due July 15, 2013

The Medium-Term Notes offered hereby will be Floating Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement and will be denominated in U.S. Dollars.

The Notes offered hereby constitute a further issuance of, and will be consolidated with, the $350 million aggregate principal amount of Floating Rate Senior Notes Due July 15, 2013 issued by John Deere Capital Corporation on June 7, 2011.  The Notes offered hereby will have the same CUSIP number as the previously issued Floating Rate Senior Notes Due July 15, 2013 and will trade interchangeably with the previously issued Floating Rate Senior Notes Due July 15, 2013 immediately upon settlement.  Upon completion of this offering, the aggregate principal amount outstanding of all such Notes will be $500 million.

Accrued interest on the Notes also must be paid by the purchaser for the period from June 7, 2011 to the settlement date, which is expected to be July 12, 2011.

CUSIP:	24422ERD3

Date of Issue:	July 12, 2011

Maturity Date:	July 15, 2013

Principal Amount:	$150,000,000

Interest Rate Basis:	USD-LIBOR-Reuters
(Reuters Page LIBOR01)

Index Maturity:	3 Month, except the initial interest period will be an interpolated rate between 1 month and 2 month maturity

Spread:	LIBOR + 15 bps

Initial Interest Rate Determination Date:	June 3, 2011

Initial Interest Rate:	0.34816%

Day Count Convention:	Actual/360

Interest Reset Dates:	Quarterly on the 15th (or next Business Day) of January, April, July, and October beginning July 15, 2011

Interest Determination Dates:	Two London Business Days preceding such Interest Reset Dates

Interest Payment Dates:	Quarterly on the 15th (or next Business Day) of January, April, July, and October beginning July 15, 2011

Interest Payment Date Convention:	Modified Following, Adjusted

Redemption Provisions:	None

Price to Public:	100.0411% (3 Month LIBOR + 13 bps) plus accrued interest from June 7, 2011

Plan of Distribution:
	Name	Principal Amount Of Notes
	Citigroup Global Markets Inc.	$33,750,000.00
	Credit Suisse Securities (USA) LLC	33,750,000.00
	Deutsche Bank Securities Inc.	33,750,000.00
	Merrill Lynch, Pierce, Fenner & Smith Incorporated	33,750,000.00
	BNP Paribas Securities Corp.	7,500,000.00
	Santander Investment Securities Inc.	7,500,000.00
	Total	$150,000,000.00
	The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.9411% plus accrued interest from June 7, 2011.